Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES A PREFERRED STOCK

AND

SERIES B PREFERRED STOCK

OF

ITERIS, INC.

(a Delaware corporation)

Iteris, Inc., a Delaware corporation (the “Company”), does hereby certify that:

1.             The Certificate of Designation with respect to two series of junior participating preferred stock, the Series A Preferred Stock and the Series B Preferred Stock, was filed with the Secretary of State of the State of Delaware on April 29, 1998 (the “Certificate of Designation”).

2.             No shares of the Series A Preferred Stock and no shares of the Series B Preferred Stock have been issued.

3.             The Board of Directors of the Company duly adopted the following resolutions by unanimous written consent, setting forth the proposed elimination of the Series A Preferred Stock and the Series B Preferred Stock, pursuant to the authority granted by Section 151(g) of the General Corporation Law of the State of Delaware and in accordance with the provisions of the certificate of incorporation of the Company as currently in effect:

RESOLVED, that in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the certificate of incorporation of the Company as currently in effect (the “Existing Certificate”) be amended to eliminate all reference to the Series A Preferred Stock and the Series B Preferred Stock.

RESOLVED, that the appropriate officers of the Company be, and each of them hereby is, authorized, directed and empowered, for and on behalf of the Company, to prepare, execute and file with the Secretary of State of the State of Delaware a Certificate of Elimination, which shall have the effect when filed of eliminating from the Existing Certificate all references to the Series A Preferred Stock and the Series B Preferred Stock.

4.             In accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, all matters set forth in the Certificate of Designation and all reference to the Series A Preferred Stock and the Series B Preferred Stock be, and they hereby are, eliminated from the Existing Certificate.

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be executed by its duly authorized officer on this 21st day of August 2009.

ITERIS, INC.

By:	/S/ JAMES S. MIELE
James S. Miele
Chief Financial Officer and Secretary